  As filed with the Securities and Exchange Commission on September 24, 2001
                                                    Registration No. 333-
                                                    Registration No. 333-    -01

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                             REPUBLIC BANCORP INC.
                           REPUBLIC CAPITAL TRUST I
      (Exact names of the co-registrants as specified in their charters)
                               -----------------

                           Michigan                                         38-2604669
                           Delaware                                       [Applied for]
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)

                            1070 East Main Street,
                            Owosso, Michigan 48867
                                (989) 725-7337
(Address, including zip code, and telephone number, including area code, of the co-registrants' principal executive offices)
                               -----------------
                                Dana M. Cluckey
                             Republic Bancorp Inc.
                            1070 East Main Street,
                            Owosso, Michigan 48867
                                (989) 725-7337
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:

             Brad B. Arbuckle, Esq.                 J. Mark Klamer, Esq.
   Miller, Canfield, Paddock and Stone, P.L.C.         Bryan Cave LLP
       840 West Long Lake Road, Suite 200         One Metropolitan Square
            Troy, Michigan 48098-6358          211 North Broadway, Suite 3600
            Telephone: (248) 879-2000            St. Louis, Missouri 63102
                                                       (314) 259-2000
                               -----------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE


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                                                                                        Proposed       Proposed
                                                                                        maximum        Maximum      Amount of
                                                                     Amount to be    offering price   aggregate    registration
        Title of each class of securities to be registered           Registered(1)     per share    offering price    fee(2)
--------------------------------------------------------------------------------------------------------------------------------
% Cumulative Trust Preferred Securities of Republic Capital Trust I 1,840,000 shares     $25.00      $46,000,000     $11,500
--------------------------------------------------------------------------------------------------------------------------------
% Subordinated Debentures due 2031 of Republic Bancorp Inc.........      (3)(4)          (3)(4)        (3)(4)           *
--------------------------------------------------------------------------------------------------------------------------------
Guarantee of Trust Preferred Securities............................      (3)(4)          (3)(4)        (3)(4)           *

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(1)Includes 240,000 Preferred Securities which may be sold by Republic Capital Trust I to cover over-allotments.
(2)The registration fee is calculated in accordance with Rule 457(a), (i) and
   (n) of the Securities Act of 1933, as amended.
(3)The debentures will be purchased by Republic Capital Trust I with the proceeds from the sale of the trust preferred securities. Such securities may later be distributed for no additional consideration to the holders of the trust preferred securities of Republic Capital Trust I upon its dissolution.
(4)This registration statement is deemed to cover the debentures of Republic Bancorp Inc., the rights of holders of debentures of Republic Bancorp Inc. under the Indenture, and the rights of holders of the trust preferred securities under the trust agreement, the guarantee and the expense agreement entered into by Republic Bancorp Inc. No separate consideration will be received for the guarantee.
                               -----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION DATED      , 2001

PROSPECTUS

                        1,600,000 Preferred Securities

                           REPUBLIC CAPITAL TRUST I

                    % Cumulative Trust Preferred Securities
                (Liquidation Amount $25 Per Preferred Security)

               Fully, irrevocably and unconditionally guaranteed on a subordinated basis, as described in this prospectus, by

                          [LOGO] Republic Bancorp, Inc.


                               -----------------

   Republic Capital Trust I is offering 1,600,000 preferred securities at $25 per security. The preferred securities represent an indirect interest in our % subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by the trust using the proceeds from its offering of the preferred securities.

   We have applied to have the preferred securities designated for inclusion in the Nasdaq National Market under the symbol "RBNCP". Trading is expected to commence on or prior to delivery of the preferred securities.

                               -----------------

    Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 13.

                               -----------------

   The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                      Per Preferred
                        Security       Total
                      ------------- -----------
Public offering price    $25.00     $40,000,000
Proceeds to the trust    $25.00     $40,000,000

   This is a firm commitment underwriting. We will pay underwriting commissions
of $   per preferred security, or a total of $   , to the underwriters for
arranging the investment in our subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 240,000 preferred securities to cover over-allotments, if any.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

Stifel, Nicolaus & Company
       Incorporated
                             Dain Rauscher Wessels

                                                       A.G. Edwards & Sons, Inc.

            , 2001

                         [LOGO] Republic Bancorp, Inc.

                [MAP] Bank Locations: Michigan, Indiana and Ohio

              Republic Bancorp Inc. has 102 offices in 3 states.

                                    Michigan Ohio Indiana Total
                                    -------- ---- ------- -----
Retail bank offices................    44      6    --      50
Retail bank & mortgage loan offices    30      8     1      39
Mortgage loan offices..............     9      3     1      13
                                       --     --    --     ---
   Total offices...................    83     17     2     102
                                       ==     ==    ==     ===

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus, before making a decision to invest in the preferred securities. The words "we," "our" and "us" refer to Republic Bancorp Inc. and its wholly-owned subsidiary, Republic Bank, unless we indicate otherwise. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                             Republic Bancorp Inc.

   Republic Bancorp Inc. is a Michigan bank holding company that provides commercial, retail and mortgage banking products and specializes in personal service. We are the 3rd largest bank holding company headquartered in Michigan and the 84th largest bank holding company in the country. Through our banking subsidiary, Republic Bank and its 102 banking and mortgage loan offices located throughout Michigan, the greater Cleveland, Ohio area, and Indianapolis, Indiana, we provide traditional banking products and services to consumers and small- to medium-size businesses. Our primary focus is on real estate-secured lending, including commercial loans, Small Business Association, or SBA, loans, mortgage loans and home equity loans and lines of credit.

   The following table highlights the financial growth and performance of our organization:

                                   As of or For the
                                   Six Months Ended
                                       June 30,                  As of or For the Year Ended December 31,
                                ----------------------  ----------------------------------------------------------
                                   2001        2000        2000        1999        1998        1997        1996
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                      (unaudited)              (dollars in thousands, except per share data)
Net operating income (1)....... $   26,667  $   23,418  $   45,677  $   45,109  $   38,952  $   33,114  $   23,673
Diluted operating earnings
 per share (1).................       0.53        0.47        0.92        0.90        0.78        0.67        0.49
Total assets...................  4,480,425   4,657,904   4,610,641   4,301,615   4,213,766   3,688,208   2,963,419
Mortgage loans held for sale...    430,159     461,960     385,207     459,059     770,028     518,808     334,413
Total portfolio loans..........  3,544,090   3,753,888   3,771,676   3,373,425   2,543,772   2,401,977   1,846,290
Total deposits.................  2,820,042   2,712,125   2,728,526   2,613,050   2,642,831   2,220,460   1,977,840
Total stockholders' equity.....    306,813     279,493     294,864     266,441     265,877     229,170     207,936
Return on average assets (1)(2)       1.14%       1.07%       1.02%       1.10%       1.00%       1.02%       0.86%
Return on average stockholders'
 equity (1)(2).................      17.94       17.16       16.28       17.07       15.73       15.37       11.81

--------
(1)Amounts for the six months ended June 30, 2001 and for the year ended December 31, 1999 exclude certain non-recurring items. See "Selected Consolidated Financial Data" beginning on page 10.
(2)Ratios for interim periods have been annualized.

Core Business Lines

   We specialize in providing personal service to our customers and in building lasting relationships in all aspects of our business. To achieve this, we concentrate on cross selling among our business lines to ensure our customers have access to each of our products and services. We focus on three distinct lines of business: commercial, retail and mortgage banking.

   Commercial Banking--Our commercial lending efforts are focused on real estate lending products for small- to medium-size businesses within our primary market areas. Collateral for these loans includes various owner occupied buildings, small office buildings, light manufacturing, warehouse and industrial buildings, apartment buildings and retail strip centers. We also emphasize origination of SBA loans that are government guaranteed. In 2000, we were the top bank provider of SBA loans to Michigan businesses, based on dollar volume, for the seventh year in a row.

   Retail Banking--Through our 89 banking offices and 120 ATMs, we offer a full range of deposit, home equity, and personal loan products. We generally target consumers who are interested in receiving personalized banking service and attention. In addition, we offer Internet banking and provide access to accounts by telephone for those customers who seek convenience.

   Mortgage Banking--We have over 180 mortgage loan officers throughout our Midwest network of banking and mortgage loan offices who provide personalized service from application to closing. Our mortgage lenders are dedicated to building personal relationships with real estate agents, brokers and builders in their communities to strengthen our existing referral programs and develop new ones. For customers seeking convenience, we offer Internet applications for mortgage approvals and an automated underwriting system to expedite the mortgage approval process.

   We sell a majority of the mortgage loans we originate either as whole loans in the secondary market or through mortgage backed securities. Substantially all of the mortgage loans sold by us are sold servicing released and without recourse to us. In the first half of 2001, we sold our mortgage servicing portfolio and our national mortgage banking subsidiary, which operated outside of our Midwest banking markets. We believe that these actions will enable us to further expand our Midwest mortgage banking business and to better execute our operating strategy.

Operating Strategy

   The primary components of our operating strategy are as follows:

   . Consistent business focus. We focus our business development efforts in areas where we believe our management and employees have significant experience and expertise. These areas include commercial real estate lending, mortgage banking, government guaranteed or insured loans, home equity loans, and retail banking for customers who desire a high level of personalized service. These business lines have been key components of our business for a number of years, and we believe that this consistency of focus has enhanced our ability to generate consistent, profitable growth.

   . Distinctive personal banking. We are committed to providing highly-personalized, relationship-oriented customer service. Our bankers have the professional training, product knowledge and dedication to personal service necessary to provide customized financial services that address the particular needs of our customers. By virtue of our emphasis on personalized client relationships, we are able to generate additional core deposits and consumer loans internally by cross-selling our commercial, retail and mortgage banking services.

   . Performance-driven employees. We believe that employee satisfaction and motivation make a big difference in developing and retaining customer relationships. All of our directors, officers and employees are shareholders and, collectively, own about 20% of our outstanding shares. Because our "Pay for Performance" compensation system rewards individuals for meeting well-defined corporate and individual performance and service goals, including growth and cross-selling results, our employees are highly motivated and dedicated to providing exceptional customer service. In addition to compensation, our top performers have many opportunities throughout the year for recognition and rewards for their achievements. We believe these factors contributed to our being recognized as one of FORTUNE's "100 Best Places to Work in America" for the second year in a row.

   . Conservative credit culture. We believe that we have a conservative and consistent credit philosophy. Our lending activity is primarily focused on real estate-secured lending, both consumer and commercial. We believe this strategy of real estate-secured lending within our market area minimizes our credit risk. As of June 30, 2001, more than 90% of our total loans were secured by real estate. In addition, we seek to maintain a high-quality loan portfolio through written loan policies that establish underwriting standards, lending limits, loan approval authority levels and processes, and other prudent standards and limits. Our chief credit officer has been in place since our inception in 1985, and has over 30 years of banking experience. We believe that the success of our methods can be found in the quality of our loan portfolio. During the past five years our net charge-offs to total average loans has averaged only 0.10% per year.

   . Structured for results. We are structured to optimize revenue synergies and cost efficiencies. We have streamlined management to provide consistent and complementary operations in our core businesses--commercial, retail, and mortgage banking. This structure gives us the ability to continually monitor our costs and strive to find more efficient ways to operate. We also seek to leverage all of our operations by continually cross-selling our products and services.

   We believe the success of our operating strategy is evidenced by our strong growth and profitability. Over the past five fiscal years, we have achieved compounded annual growth rates of 20.74% for our portfolio loans, 8.56% for our deposits, and 14.88% for our operating earnings per share. We also have averaged an annual return on equity of 15.25% during that period.

                           Republic Capital Trust I

   The trust is a newly created Delaware business trust. We created the trust to offer the preferred securities and to purchase the debentures. The trust has a term of 31 years but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

   Our principal executive offices, as well as those of the trust, are located at 1070 East Main Street, Owosso, Michigan 48867, and our telephone number is
(989) 725-7337.

                                 The Offering

The issuer.............................. Republic Capital Trust I

Securities being offered................ 1,600,000 preferred securities, which represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures.

                                         The trust will sell the preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.

Offering price.......................... $25 per preferred security.

When the trust will pay distributions to
  you................................... Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a  % annual rate. Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly on March 31, June 30, September 30 and
                                         December 31 of each year, beginning December 31, 2001. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below.

When the trust must redeem the preferred
  securities............................ The debentures will mature and we must redeem the preferred securities on December 31, 2031. We have the option, however, to shorten the maturity date to a date not earlier than December 31,
                                         2006. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve
                                         System, if required by law or regulation.


Redemption of the preferred securities
  before December 31, 2031 is
  possible.............................. The trust must redeem the preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures to the extent the debentures are redeemed. We may redeem all or part of the debentures at any time on or after December 31, 2006. In addition, we may redeem, at any time, all of the debentures if:

                                         .existing laws or regulations, or the interpretation or application of these laws or regulations, change, causing the interest we pay on the debentures to no longer be deductible by us for federal income tax purposes; or causing the trust to become subject to federal income tax or to certain other taxes or governmental charges;

                                         .existing laws or regulations change, requiring the trust to register as an investment company; or

                                         .the capital adequacy guidelines of the Federal Reserve change so that the preferred securities no longer qualify as Tier 1 capital.

                              We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities that we then own.

                              Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required by law or regulation. If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to extend
  the interest payment
  period....................  The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond December 31, 2031. If we defer interest payments on the debentures:

                              . The trust will also defer distributions on the
                                preferred securities;

                              . the distributions you are entitled to will
                                accumulate; and

                              . these accumulated distributions will earn
                                interest at an annual rate of %, compounded quarterly, until paid.

                              At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if
  distributions on the
  preferred securities are
  deferred..................  If a deferral of payment occurs, you must recognize the amount of the deferred
                              distributions as income for United States federal income tax purposes in advance of receiving the actual cash distributions, even if you are a cash basis taxpayer.

Our full and unconditional
  guarantee of payment......  Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee that the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

We may distribute the
  debentures directly to you  We may, at any time, dissolve the trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if required by law or regulation. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

How the securities will rank
  in right of payment.......  Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                              . the preferred securities will rank equally with
                                the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;

                              . our obligations under the debentures and the
                                guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness, which had an aggregate $24.5 million outstanding principal balance at June 30, 2001; and

                              . because we are a holding company, the
                                debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries, including the preferred stock of our subsidiary, D&N Capital Corporation, which had an aggregate stated value and liquidation preference of $30.3 million at June 30, 2001.

Voting rights of the
  preferred securities......  Except in limited circumstances, holders of the preferred securities will have no voting rights.

Proposed Nasdaq National
  Market symbol.............  RBNCP.

You will not receive
  certificates..............  The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. As a result, you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

How the proceeds of this
  offering will be used.....  The trust will invest the proceeds from the sale of the preferred securities in the debentures. We estimate the net proceeds to us from the sale of the debentures to the trust, after deducting underwriting expenses and commissions, will be approximately $ 38.4 million. We expect to use the net proceeds from the sale of the debentures to repay approximately $10.5 million of short-term indebtedness currently outstanding under our revolving line of credit with an unaffiliated bank, for general corporate purposes, for working capital, and for repurchases of our common stock. We may also use a portion of the net proceeds for possible future acquisitions, although we do not presently have any understandings with respect to any such acquisition. Pending such use, we may use the net proceeds to make short-term marketable investment grade investments. See "Use of Proceeds" on page 21.

   Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 13.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and income statement data, insofar as they relate to the years ended December 31, 2000, 1999, 1998, 1997 and 1996 are derived from our audited consolidated financial statements and, insofar as they relate to the years ended December 31, 1998, 1997 and 1996, from the audited consolidated financial statements of D&N Financial Corporation, a financial services holding company with whom we merged on May 17, 1999. The merger with D&N Financial Corporation was accounted for under the pooling of interests method of accounting for business combinations, and the selected balance sheet and income statement data, insofar as they relate to the years ended December 31, 1998, 1997 and 1996, have been restated accordingly. The selected consolidated financial data as of and for the six-month periods ended June 30, 2001 and 2000 are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the six-month periods ended June 30, 2001 and 2000 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2001. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2001, are not necessarily indicative of results that may be expected for the full year ending December 31, 2001.

                                                  For the Six Months
                                                    Ended June 30,           For the Year Ended December 31,
                                                  ------------------ -----------------------------------------------
                                                    2001      2000     2000      1999      1998      1997     1996
                                                  --------  -------- --------  --------  --------  -------- --------
                                                                        (dollars in thousands)
Summary Operations Data:
Interest income.................................. $177,464  $167,414 $348,328  $299,662  $285,979  $244,545 $203,456
Interest expense.................................  105,830   100,125  213,680   171,396   173,649   148,666  123,973
                                                  --------  -------- --------  --------  --------  -------- --------
   Net interest income...........................   71,634    67,289  134,648   128,266   112,330    95,879   79,483
Provision for loan losses(1).....................    4,300     3,200    6,500    11,650     6,500     4,381    1,390
                                                  --------  -------- --------  --------  --------  -------- --------
   Net interest income after provision for loan
    losses.......................................   67,334    64,089  128,148   116,616   105,830    91,498   78,093
                                                  --------  -------- --------  --------  --------  -------- --------
Service charges..................................    3,543     3,676    7,819     7,327     5,902     5,526    4,839
Mortgage production revenue......................   34,507    28,738   55,720    80,368    85,322    58,620   51,448
Net mortgage servicing revenue (expense).........     (434)    6,762    3,439     6,101       (64)    9,012   16,878
Gain on sale of securities.......................      530        97      109       207     2,525        42      954
Nonrecurring income (expense) (1)................   12,000        --       --    (7,552)       --        --       --
Other noninterest income.........................    1,364     2,036    3,751     6,232     4,863     9,499    2,955
                                                  --------  -------- --------  --------  --------  -------- --------
   Total noninterest income......................   51,510    41,309   70,838    92,683    98,548    82,699   77,074
                                                  --------  -------- --------  --------  --------  -------- --------
Salaries and employee benefits...................   36,954    37,623   72,538    83,161    80,015    70,442   63,603
Occupancy expense of premises....................    6,626     6,955   13,467    13,594    11,612    10,132    8,979
Equipment expense................................    4,753     4,507    9,090     7,809     7,192     6,148    6,303
Nonrecurring expense (credit) (1)................   19,000        --   (4,000)   31,521        --        --    7,000
Other noninterest expense........................   16,690    19,271   36,546    44,835    43,257    35,507   37,154
                                                  --------  -------- --------  --------  --------  -------- --------
   Total noninterest expense.....................   84,023    68,356  127,641   180,920   142,076   122,229  123,039
                                                  --------  -------- --------  --------  --------  -------- --------
Income before income tax, preferred stock and
 extraordinary item..............................   34,821    37,042   71,345    28,379    62,302    51,968   32,128
Provision for income taxes.......................   11,343    12,263   22,945    10,745    20,627    17,636    8,067
                                                  --------  -------- --------  --------  --------  -------- --------
Income before preferred stock dividends and
 extraordinary item..............................   23,478    24,779   48,400    17,634    41,675    34,332   24,061
Dividends on preferred stock.....................    1,361     1,361    2,723     2,723     2,723     1,218       --
                                                  --------  -------- --------  --------  --------  -------- --------
Income before extraordinary item.................   22,117    23,418   45,677    14,911    38,952    33,114   24,061
Extraordinary item...............................       --        --       --        --        --        --     (388)
                                                  --------  -------- --------  --------  --------  -------- --------
Net income....................................... $ 22,117  $ 23,418 $ 45,677  $ 14,911  $ 38,952  $ 33,114 $ 23,673
                                                  ========  ======== ========  ========  ========  ======== ========

                                           As of or For the
                                           Six Months Ended
                                               June 30,                  As of or For the Year Ended December 31,
                                        ----------------------  ----------------------------------------------------------
                                           2001        2000        2000        1999        1998        1997        1996
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (dollars in thousands, except per share data)
Per Common Share: (2)
Basic earnings......................... $     0.45  $     0.47  $     0.92  $     0.30  $     0.80  $     0.68  $     0.50
Diluted earnings.......................       0.44        0.47        0.92        0.30        0.78        0.67        0.49
Operating diluted earnings (3).........       0.53        0.47        0.92        0.90        0.78        0.67        0.49
Book value.............................       6.20        5.64        5.97        5.35        5.40        5.31        5.15
Cash dividends declared................       0.17        0.16        0.32        0.30        0.26        0.25        0.22
Common stock dividend payout ratio.....      32.08%      32.98%      34.78%      33.33%      33.33%      37.31%      44.90%

Selected Financial Condition Data:
Total assets........................... $4,480,425  $4,657,904  $4,610,641  $4,301,615  $4,213,766  $3,688,208  $2,963,419
Mortgage loans held for sale...........    430,159     461,960     385,207     459,059     770,028     518,808     334,413
Total portfolio loans..................  3,544,090   3,753,888   3,771,676   3,373,425   2,543,772   2,401,977   1,846,290
Total deposits.........................  2,820,042   2,712,125   2,728,526   2,613,050   2,642,831   2,220,460   1,977,840
Total short-term borrowings and
 FHLB advances.........................  1,254,676   1,458,283   1,385,242   1,229,454   1,083,509   1,038,001     651,385
Long-term debt.........................     13,500      47,500      47,500      47,500      52,194      53,928      57,183
Preferred stock of subsidiary..........     28,719      28,719      28,719      28,719      28,719      28,719          --
Total stockholders' equity.............    306,813     279,493     294,864     266,441     265,877     229,170     207,936

Performance Ratios:
Return on average assets (before
 nonrecurring and extraordinary
 items) (4)............................       1.14%       1.07%       1.02%       1.10%       1.00%       1.02%       0.86%
Return on average stockholders'
 equity (before nonrecurring and
 extraordinary items) (4)..............      17.94       17.16       16.28       17.07       15.73       15.37       11.81
Net interest margin (5)................       3.23        3.20        3.14        3.29        3.05        3.11        3.04
Operating efficiency ratio (6).........      58.79       63.00       64.10       65.44       68.19       70.21       79.07
Net interest income to operating
 expenses(7)...........................     110.16       98.44      102.28       85.85       79.06       78.44       64.60

Asset Quality Ratios:
Net loan charge-offs to average total
 loans (4)(8)..........................       0.18%       0.10%       0.13%       0.17%       0.09%       0.09%       0.04%
Allowance for loan losses to:
  Portfolio loans......................       0.82        0.76        0.75        0.80        0.84        0.74        0.85
  Non-performing loans.................     113.49      114.94      134.87      154.85      107.35      126.44      133.85
Non-performing loans to total loans (8)       0.64        0.59        0.51        0.46        0.60        0.48        0.54
Non-performing assets to total assets..       0.68        0.62        0.56        0.52        0.61        0.48        0.50

Capital Ratios:
Total stockholders' equity to total
 assets................................       6.85%       6.00%       6.40%       6.19%       6.31%       6.21%       7.02%
Tier 1 leverage........................       6.93        6.56        6.82        6.59        6.54        6.56        6.59
Tier 1 risk-based capital..............      10.45        9.13        9.50        9.67        9.80       10.35       11.00
Total risk-based capital...............      11.38       10.01       10.38       10.60       10.55       11.12       11.89

Ratio of Earnings to Fixed Charges: (9)
Including interest on deposits.........      1.31 x       1.35x       1.32x       1.15x       1.34x       1.34x       1.26x
Excluding interest on deposits.........       1.76        1.79        1.73        1.37        1.87        1.95        1.83

--------
(1)Amounts for the six months ended 2001 include a $12.0 million pre-tax gain on the sale of Market Street Mortgage Corporation and a $19.0 million pre-tax charge related to the exit of the residential mortgage servicing business. Amounts for 2000 include a pre-tax credit of $4 million associated with the completion of our D&N Financial merger integration and restructuring plan. Amounts for 1999 include one-time pre-tax charges related to our merger with D&N Financial, including $31.5 million of merger integration and restructuring charges, a $7.6 million pre-tax loss on the sale of low-yielding fixed rate securities, and an additional $5.0 million pre-tax provision for loan losses. Amounts for 1996 include a one-time pre-tax assessment of $7.0 million for the recapitalization of the SAIF.

   Performance ratios including the nonrecurring charges described above for selected periods are as follows:

                                        Six Months
                                           Ended        Year Ended
                                       June 30, 2001 December 31, 1999
                                       ------------- -----------------
Return on average assets..............      0.94%          0.36%
Return on average stockholders' equity     14.88           5.64

(2)All per share amounts presented have been adjusted to reflect the issuance of stock dividends or stock splits effected in the form of stock dividends.
(3)Operating diluted earnings are computed as diluted earnings adjusted for nonrecurring items.
(4)Ratios for interim periods have been annualized.
(5)Net interest income (fully tax equivalent) expressed as a percentage of average interest-earnings assets.
(6)Total noninterest expense, excluding nonrecurring items, divided by total revenue, excluding gain on sale of bank branches and investment securities gains or losses.
(7)Operating expenses exclude nonrecurring items.
(8)Includes mortgage loans held for sale.
(9)For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges include gross interest expense, preferred stock dividends and occupancy expense.

                                 RISK FACTORS

   An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry, generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

   Because the trust will rely on the payments it receives on the debentures from us to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by us as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

            Risks Related to an Investment in Republic Bancorp Inc.

If economic conditions in general or in our primary market areas in particular deteriorate, our results of operations and financial condition, as well as our ability to timely pay the debentures, could be adversely impacted.

   Our financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates which cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, declines in real estate values could adversely affect the value of property used as collateral.

   In addition, substantially all of our loans are to individuals and businesses in Michigan, northeastern Ohio and central Indiana. Our business customers may not have as diverse customer bases as businesses serving regional or national markets. Consequently, any decline in the economy of these market areas could have an adverse impact on our revenues.

   We do not know how the events of September 11, 2001 in New York and Washington, D.C. will affect economic conditions in general or in our primary market areas. However, our results of operations and financial condition, as well as our ability to timely pay the principal of or interest on the debentures could be adversely impacted if those events and other related events cause either a decline in the economy in general or in our primary market areas in particular. There can be no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have significant downward effects on our results of operations or financial condition.

Our commercial real estate loans involve higher principal amounts than our consumer and residential mortgage loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

   Commercial real estate lending typically involves higher loan principal amounts to a single borrower or group of related borrowers, and the repayment of these loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Because payments on loans secured by commercial real estate often depend upon the successful operating and management of the properties, repayment of these loans may be affected by factors outside the borrower's control, including adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower's ability to repay the loan and the value of the security for the loan may be impaired. At June 30, 2001, commercial real estate loans totaled $1.2 billion, or 33% of our total loan portfolio.

Our loan portfolio is concentrated heavily in real estate and commercial loans collateralized by real estate, which involve risks specific to real estate value.

   At June 30, 2001, over 90% of our loans were comprised of real estate loans and commercial loans collateralized by real estate. Adverse developments affecting commerce or real estate values in one or more of our markets could increase the credit risk associated with our loan portfolio. Additionally, if the loans are not repaid according to their terms, the real estate securing the loans, in those cases where real estate serves as the primary collateral, may not have a value equal to the amounts owed under the loan. Declines in the local economies of the market areas we serve could have an adverse impact on our financial condition.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

   Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

   In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Fluctuations in interest rates could reduce our profitability.

   We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

   We are unable to predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

   . inflation rates;

   . levels of business activity;

   . unemployment levels;

   . money supply; and

   . domestic and foreign financial markets.

   Our investment portfolio, which includes our $17.6 million equity investment in NetBank, Inc., a publicly-traded bank holding company that provides internet banking services, also is impacted by prevailing market conditions and interest rates. Our asset-liability management strategy, which is designed to mitigate our risk from changes in market interest rates, may not be able to prevent changes in interest rates, or securities market downturns, from having a material adverse effect on our results of operations, our financial condition or the value of our investments.

Competition with other financial institutions could adversely affect our profitability.

   We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally-insured state-chartered banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.

   Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successful implementation of our strategies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

   We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our bank and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have a negative impact on our results of operations and financial condition.

          Risks Related to an Investment in the Preferred Securities

   If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. Our guarantee will not apply because the guarantee covers payments only if the trust has funds available.

   The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures to the trust, our available cash flow may be restricted and distributions may be deferred.

   We are a holding company and substantially all of our assets are held by our direct and indirect subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our direct and indirect subsidiaries. Dividend payments or extensions of credit from our bank subsidiary are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiary. The ability of our banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that our direct and indirect subsidiaries will be able to pay dividends in the future.

The debentures and the guarantee rank lower than most of our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

   Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and senior subordinated indebtedness and to the currently outstanding preferred stock of our subsidiary, D&N Capital Corporation. As of June 30, 2001, we had $24.5 million outstanding principal amount of senior and senior subordinated indebtedness. The preferred stock of our subsidiary, D&N Capital Corporation, had an aggregate stated value and liquidation preference of $30.3 million at June 30, 2001. The issuance of the debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

   Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you.

   We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

   You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

   We do not currently intend to exercise our right to defer interest payments on the debentures. However, in the event of a deferral period, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

Regulators may preclude us from making distributions on the debentures in the event our regulatory capital, liquidity or financial performance deteriorates.

   We and our subsidiaries are subject to extensive federal and state law, regulation and supervision. Our regulators monitor our financial condition on a periodic basis and may impose limitations on our operations and business activities under various circumstances. In response to any perceived deficiencies in liquidity or regulatory capital levels, our regulators may require us to obtain their consent prior to paying dividends on our capital stock or interest on the debentures. In the event our regulators withheld their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during the deferral period. This action by our regulators may or may not be taken in conjunction with similar restrictions on the ability of our subsidiaries to pay dividends to us. See "--To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures to the trust, our available cash flow may be restricted and distributions may be deferred" beginning on page 15. The commencement of a deferral period with respect to interest on the debentures and, accordingly, distributions on the preferred securities, would likely cause the market price of the preferred securities to decline. See "--We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you" on page 16.

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

   The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. The indenture prevents us and any subsidiary from incurring, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is senior in right of payment to the debentures. The indenture also limits our ability and the ability of any subsidiary to incur, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is equal in right of payment with the debentures. Except as described above, neither the indenture or the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

In the event we redeem the debentures before December 31, 2031, you may not be able to reinvest your principal at the same or a higher rate of return.

   Under the following circumstances, we may redeem the debentures before their stated maturity:

   . We may redeem the debentures, in whole or in part, at any time on or after December 31, 2006.

   . We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments. See "Description of the Debentures--Redemption."

   You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

   We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the preferred securities prior to such distribution.

   The trust may be dissolved at any time before maturity of the debentures on December 31, 2031. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

   We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

   Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

You are subject to repayment risk because possible tax law changes could result in a redemption of the trust preferred securities.

   Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the debentures for federal income tax purposes, making redemption of the debentures likely and resulting in a redemption of the trust preferred securities.

   From time to time, Congress has proposed federal income tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict whether future proposals of this nature will be introduced and enacted with application to already issued and outstanding securities, in the future we could be precluded from deducting interest on the debentures in this event. Enactment of this type of proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities--Redemption or Exchange--Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" beginning on page 27.

Trading characteristics of the preferred securities may create adverse tax consequences for you.

   The trust preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying debentures. If you dispose of your trust preferred securities between record dates for payments on the trust preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the debentures allocable to the trust preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

   If interest on the debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Federal Income Tax Consequences" beginning on page 52 for more information on possible adverse tax consequences to you.

There is no current public market for the preferred securities, and their market price may decline after you invest.

   There is currently no public market for the preferred securities. Although we have applied to have the preferred securities designated for inclusion in the Nasdaq National Market, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue in the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

   Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

   The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

   You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the trust without your consent.

   Holders of preferred securities have limited voting rights. We can, without your consent, make certain amendments to the trust agreement. Your voting rights pertain primarily to certain amendments to the trust agreement and not to the administration, operation or management of the trust. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee. In certain circumstances, with the consent of the holders of a majority in the aggregate liquidation amount of the preferred securities, we may amend the trust agreement to ensure that the trust remains classified for federal income tax purposes as a grantor trust and to ensure that the trust retains its exemption from status as an "investment company" under the Investment Company Act, even if such amendment adversely affects your rights as a holder of preferred securities. For more information regarding limitation on your ability to control amendments to the trust agreement, see "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" beginning on page 33.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "plan, " "seek," "expect" and similar expressions. These forward-looking statements include:

   . statements of our goals, intentions and expectations;

   . statements regarding our business plans and prospects and growth and operating strategies;

   . statements regarding the asset quality of our products and loan and investment portfolios; and estimates of our risks and future costs and benefits.

   These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

   . significantly increased competition among depository and other financial institutions;

   . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

   . general economic conditions, either nationally or in our market areas, that are worse than expected;

   . adverse changes in the securities markets;

   . legislative or regulatory changes that adversely affect our business;

   . the ability to enter new markets successfully and capitalize on growth opportunities;

   . effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

   . timely development of and acceptance of new products and services;

   . changes in consumer spending, borrowing and savings habits;

   . effect of changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

   . changes in our organization, compensation and benefit plans;

   . costs and effects of litigation and unexpected or adverse outcomes in such litigation; and

   . our success in managing risks involved in the foregoing.

   Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the sections of this prospectus named "Risk Factors" beginning on page 13.

                                USE OF PROCEEDS

   The trust will invest all of the proceeds from the sale of the trust securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $38.4 million after deduction of offering expenses, estimated to be $225,000, and underwriting commissions. If the underwriters exercise the over-allotment option in full, we anticipate that the net proceeds from the sale of the debentures will be approximately $44.2 million after deduction of offering expenses and underwriting commissions.

   We expect to use approximately $10.5 million of the net proceeds to repay short-term indebtedness currently outstanding under our revolving credit line with an unaffiliated bank. The revolving credit line, which is used for general working capital purposes, provides for maximum borrowings of up to $30.0 million. Interest is payable on outstanding principal balances on a monthly basis and accrues at a floating rate that is reset daily or monthly. The interest rate is equal to either a money market rate plus 85 basis points or a one month, two month, three month or six month LIBOR rate plus 75 basis points, in each case as selected by us. At September 20, 2001, the interest rate under the revolving line of credit was 4.02%. The borrowings outstanding under the revolving credit line mature on December 29, 2001. After we repay the current borrowings, we plan to keep the revolving credit line available for future borrowings.

   We intend to use the remaining net proceeds from the sale of debentures for general corporate purposes, including capital contributions to our bank to support its growth strategy, for working capital and for repurchases of our common stock. We may also use a portion of the net proceeds for possible future acquisitions, although we do not presently have any understandings with respect to any such acquisition. Pending such use, the net proceeds may be used to make short-term marketable investment grade investments.

                                CAPITALIZATION

   The following table sets forth our indebtedness and capitalization at June 30, 2001 on an actual basis and as adjusted for the offering, assuming no exercise of the underwriters' over-allotment option, and the application of the estimated net proceeds from the corresponding sale of the debentures, as described on page 21 under "Use of Proceeds," as if such sale had been consummated on June 30, 2001. These data should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2001.

                                                                         At June 30, 2001
                                                                      ---------------------
                                                                       Actual    As Adjusted
                                                                      --------   -----------
                                                                      (dollars in thousands)
Short-Term Indebtedness:.............................................
   Federal funds purchased and other short-term borrowings........... $    458    $    458
   Revolving line of credit with unaffiliated bank (1)...............   10,500          --
                                                                      --------    --------
       Total short-term indebtedness................................. $ 10,958    $    458
                                                                      ========    ========
Long-term debt....................................................... $ 13,500    $ 13,500
                                                                      --------    --------
Preferred stock of subsidiary, net................................... $ 28,719    $ 28,719
                                                                      --------    --------
Trust preferred securities (2)(3)....................................       --    $ 40,000
                                                                      --------    --------
Stockholders' Equity:................................................
   Preferred stock, $25 stated value per share; $2.25 cumulative and
     convertible; 5,000,000 shares authorized, none outstanding......       --          --
   Common stock, $5 par value per share; 75,000,000 shares
     authorized; 49,459,000 shares issued and outstanding............  247,294     247,294
   Capital surplus...................................................   43,638      43,638
   Retained earnings.................................................   16,690      16,690
   Accumulated other comprehensive loss..............................     (809)       (809)
                                                                      --------    --------
       Total stockholders' equity.................................... $306,813    $306,813
                                                                      ========    ========
       Total capitalization (4)...................................... $349,032    $389,032
                                                                      ========    ========
Capital Ratios (5):..................................................
   Total stockholders' equity to total assets........................     6.85%       6.85%
   Tier 1 leverage ratio (6)(7)......................................     6.93        7.77
   Tier 1 risk-based capital ratio (7)...............................    10.45       11.73
   Total risk-based capital ratio (7)................................    11.38       12.65

--------
(1) A portion of the net proceeds of this offering will be used to repay the indebtedness outstanding under our line of credit with an unaffiliated bank. See "Use of Proceeds" for a description of the revolving credit line and the amount currently outstanding thereunder.
(2) The trust preferred securities are junior in priority to our existing and future senior and subordinated indebtedness and to the outstanding preferred stock of our subsidiary, D&N Capital Corporation.
(3) Reflects the preferred securities at their issue price.
(4) Includes long-term debt, preferred stock of subsidiary, trust preferred securities and stockholders' equity.
(5) The capital ratios, as adjusted, are computed including the estimated proceeds from the sale of the trust preferred securities, in a manner consistent with Federal Reserve regulations.
(6) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.
(7)The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including preferred securities). As adjusted for this offering, our Tier 1 capital as of June 30, 2001, would have been approximately $396.6 million, of which $40.0 million would have been attributable to the preferred securities offered by this prospectus.

                             ACCOUNTING TREATMENT

   The trust will be treated, for financial reporting purposes, as our finance subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Trust preferred securities," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

   Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

   . the trust is wholly-owned;

   . the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

   . our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

   Under accounting rules of the SEC, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in the prospectus.

                           DESCRIPTION OF THE TRUST

   The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as depositor, and the trustees named in the trust agreement. A certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

   The following discussion contains a description of the material terms of the trust agreement of the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

   The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

   The trust exists exclusively for the purposes of:

   . issuing and selling the preferred securities to the public for cash;

   . issuing and selling its common securities to us in exchange for our capitalization of the trust;

   . investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

   . engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to securities holders, furnishing notices and other administrative tasks.

   The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

   The number of trustees of the trust will, pursuant to the Trust Agreement, initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with us. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" beginning on page 37 and "Description of the Guarantee" beginning on page 47. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

   The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

                    DESCRIPTION OF THE PREFERRED SECURITIES

   The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page 24. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

   The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of 1,600,000 preferred securities to be sold to the public and 49,485 common securities which we will acquire. In the event the underwriters exercise the over-allotment option, the trust agreement authorizes the administrative trustees, on behalf of the trust, to issue an additional 240,000 preferred securities to the public and 7,423 common securities to us. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or to incur any indebtedness.

   The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default under the indenture with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" on page 30.

   The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" beginning on page 47. The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

   Source of Distributions. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

   Payment of Distributions. Distributions on the preferred securities will be payable at the annual rate of % of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be December 31, 2001.

   Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

   Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond December 31, 2031 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of %, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

   During an extension period, we may not:

   . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except for dividends or distributions payable on the currently outstanding preferred stock of our subsidiary, D&N Capital Corporation), other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

   . make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally, or junior to, the debentures;

   . make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee; or

   . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

   After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

   We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

   General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

   . in whole at any time, or in part from time to time, on or after December
     31, 2006;

   . at any time, in whole, within 180 days following the occurrence of a Tax
     Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

   . at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

   Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on December 31, 2031 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

   Distribution of Debentures in Exchange for Preferred Securities. Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination" beginning on page 30.

   After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

   . those trust securities will no longer be deemed to be outstanding;

   . certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

   . we will use our best efforts to include the debentures in the Nasdaq
     National Market or to list them on a national securities exchange;

   . any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

   . all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

   We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

   Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures--Redemption" on page 39.

   "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

   . interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

   . the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

   . the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

   "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

   "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

   For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

   Redemption of Debentures in Exchange for Preferred Securities We Repurchase. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures.

   The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange for the trust securities will be canceled.

Redemption Procedures

   Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

   If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance" beginning on page 45. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

   If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

   If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee" beginning on page 47.

   Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

   If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates only to preferred securities purchased by us and being exchanged for a like kind amount of debentures, then our preferred securities will be the ones selected for redemption.

   Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, the preferred securities and common securities of the trust will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

   In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

   We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

   In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

   . our bankruptcy, dissolution or liquidation;

   . the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

   . redemption of all of the preferred securities as described on page 27 under "--Redemption or Exchange--Mandatory Redemption;" or

   . the entry of a court order for the dissolution of the trust.

   With the exception of a redemption as described on page 27 under "--Redemption or Exchange--Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

   . in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

   . with an interest rate identical to the distribution rate on the trust securities; and

   . with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

   If the property trustee determines that the distribution of debentures is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page 30.

   Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust" on page 54 for more information regarding a taxable distribution.

   If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures--General" beginning on page 37.

Liquidation Value

   The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "--Liquidation Distribution upon Termination" beginning on page 30.

Events of Default; Notice

   Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

   . the occurrence of an event of default under the indenture, see
     "Description of the Debentures--Debenture Events of Default" on page 43;

   . a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

   . a default by the trust in the payment of the redemption price of any of the trust securities when it becomes due and payable;

   . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

   . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

   Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. The administrative trustees and we are required to file annually with the property trustee a certificate as to whether or not they or we are in compliance with all the conditions and covenants applicable to them under the trust agreement.

   If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. See "--Subordination of Common Securities" on page 30 and "--Liquidation Distribution Upon Termination" beginning on page 30. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

   Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities generally have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

   Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these persons or entities will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

   Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be deemed to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by another trust if the following conditions are met:

   . the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

   . we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

   . the successor securities are included, listed or traded or will be included, listed or traded in or on any national securities exchange or other organization in or on which the preferred securities are then listed, if any;

   . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

   . the successor entity has a purpose substantially identical to that of the trust;

   . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

   . we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

   Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   Except as described below and under "Description of the Guarantee--Amendments" on page 48 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by us, as holders of the common securities, and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

   . with respect to acceptance of appointment by a successor trustee;

   . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

   . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

   With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

   As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

   . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

   . waive any past default that is waivable under the indenture;

   . exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

   . consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

   The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will continue to be classified as a grantor trust and will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

   Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote to be given to each holder of record of trust securities.

   No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

   Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or of any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

   The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance" beginning on page 45.

   No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

   . DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

   . we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

   . there shall have occurred and be continuing an event of default under the indenture.

   Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

   Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred, except as a whole, by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

   Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" beginning on page 45.

   Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

   So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

   None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance" beginning on page 45.

Payment and Paying Agency

   Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

   The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

   . the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

   . the trust will be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes; and

   . the debentures will be treated as our indebtedness for federal income tax purposes.

   In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

   The administrative trustees may assist in including or listing the preferred securities in the Nasdaq National Market or on a national securities exchange.

   Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

   Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

   The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The debentures will be limited in aggregate principal amount to $41,237,125 or $47,422,700 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2001, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of %, compounded quarterly.

   The debentures will mature on December 31, 2031, the stated maturity date. We may shorten this date once at any time to any date on or after December 31, 2006, subject to the prior approval of the Federal Reserve, if required by law or regulation.

   We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until on or after December 31, 2006, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on page 28, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

   The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "--Subordination" beginning on page 40 and "--Miscellaneous" on page 45.

   The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

   As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then
accrued and unpaid, together with interest thereon at the annual rate of   %,
compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences" beginning on page 52.

   During an extension period, we may not:

   . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except for dividends or distribution payable on the currently outstanding preferred stock of our subsidiary, D&N Capital Corporation), other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

   . make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

   . make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

   . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

   Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

   We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date. If the property trustee is not the only registered holder of the debentures, then this notice must also be given to the holders of the debentures.

   Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

   If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

   Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

   . on or after December 31, 2006, in whole at any time or in part from time to time; or

   . in whole at any time within 180 days following the occurrence of a Tax
     Event, an Investment Company Event or a Capital Treatment Event.

   In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

   We may also redeem the debentures prior to maturity at any time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

   The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

   As described beginning on page 30 under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this distribution occurs, we will use our best efforts to include the debentures in the Nasdaq National Market or list them on a national securities exchange or national quotation system on which the preferred securities are then included or listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

   We are restricted from making certain payments, as described below, if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

   If any of these events occur, we will not:

   . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock (except for the dividends or distributions on the currently outstanding preferred stock of our subsidiary, D&N Capital Corporation), other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

   . make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

   . make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

   . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

   The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

   If the maturity of any debentures is accelerated and our senior and subordinated debt is also accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

   No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

   The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

   . every obligation of the person for money borrowed;

   . every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

   . every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

   . every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

   . every capital lease obligation of the person; and

   . every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

   The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

   . any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

   . any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

   . any debt to any of our employees;

   . any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

   . debt which constitutes subordinated debt.

   The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

   . any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

   . any debt to any of our employees;

   . any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

   . debt which constitutes senior debt; and

   . any debt of ours under debt securities, and guarantees in respect of these debt securities, initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

   We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount we may incur. At June 30, 2001, we had (1) outstanding consolidated senior and subordinated debt of approximately $24.5 million and (2) preferred stock of our subsidiary, D&N Capital Corporation, having an aggregate stated value and liquidation preference of $30.3 million. Although a portion of such consolidated senior and subordinated debt is expected to be repaid with a portion of the proceeds from the sale of the debentures, we expect to incur additional senior or subordinated debt in the future.

Payment and Paying Agents

   Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

   Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

   The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

   If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

   We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

   . extend the maturity date of the debentures; or

   . reduce the principal amount or the rate or extend the time of payment of interest; or

   . reduce the percentage of principal amount of debentures required to amend the indenture.

   As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

   The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

   . our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

   . our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

   . our failure to observe or perform any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

   . our bankruptcy, insolvency or similar reorganizations in bankruptcy or dissolution of the trust, except for certain transactions specifically permitted by the trust agreement.

   The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee as long as the holders of a majority in liquidation amount of the preferred securities have consented to the waiver of default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

   So long as the property trustee is the holder of the debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

   We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

   If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

   The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities--Events of Default; Notice" beginning on page 31.

Consolidation, Merger, Sale of Assets and Other Transactions

   We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

   . if we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

   . immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

   . other conditions as prescribed in the indenture are met.

   Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities--Mergers, Consolidations, Amalgamations or Replacements of the Trust" beginning on page 32.

Satisfaction and Discharge

   The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

   . have become due and payable; or

   . will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due on the stated maturity or redemption date, as the case may be.

   We may still be required to provide officers' certificates and opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

   The indenture and the debentures will be governed by and construed in accordance with Michigan law.

Information Concerning the Indenture Trustee

   The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

   We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

   . to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

   . not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

   . to use our reasonable efforts to cause the trust (a) to remain a business trust and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

   . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

   . to use our best efforts to maintain the eligibility of the preferred securities for inclusion, quotation or listing in the Nasdaq National Market or on any national securities exchange or other organization for as long as the preferred securities are outstanding; and

   . not to issue or incur, directly or indirectly, additional trust preferred securities that are senior in right of payment to the preferred securities.

                              BOOK-ENTRY ISSUANCE

General

   DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co., as DTC's nominee. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

   DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

   DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

   Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

   The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

   DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC or a successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

                         DESCRIPTION OF THE GUARANTEE

   The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities.

   The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. We urge prospective investors to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

   The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

   . any accumulated and unpaid distributions required to be paid on the preferred securities;

   . with respect to any preferred securities called for redemption, the redemption price; and

   . upon a voluntary or involuntary dissolution, winding up or termination of the trust, other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities, the lesser of:

          (a) the amount of the liquidation distribution; and

          (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

   We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

   The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

   The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently and, except in certain circumstances, neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur.

   The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

   Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" beginning on page 33.

Events of Default; Remedies

   An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee.

   Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

   . full payment of the redemption price of the preferred securities;

   . full payment of the amounts payable upon liquidation of the trust; or

   . distribution of the debentures to the holders of the preferred securities.

   If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

Expense Agreement

   We will, pursuant to the agreement as to expenses and liabilities entered into by us and the trust, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

   The guarantee will be governed by Michigan law.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                       THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

   If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

   . the aggregate principal amount of the debentures will be equal to the sum of the stated liquidation amount of the trust securities;

   . the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

   . we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

   . the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

   A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

   The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust, or from us under the guarantee agreement, if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

   Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination" beginning on page 30.

   Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES

General

   The following discussion of the material United States federal income tax considerations that may be relevant to the purchasers of preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Miller, Canfield, Paddock and Stone, P.L.C., counsel to Republic Bancorp Inc. and the trust.

   The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities. Moreover, the discussion generally focuses on holders of preferred securities who are individual citizens or residents of the United States and trusts and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire preferred securities on their original issue at their initial offering price and hold preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, partnerships, or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors indifferent tax situations, and not addressed in this discussion.

Classification of the Debentures

   We intend to take the position that the debentures will be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of Republic Bancorp, Inc.

Classification of the Trust

   Under current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as a holder of preferred securities will be treated as owning an undivided beneficial interest in the debentures, and you will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with your method of accounting. If the debentures were determined to be subject to the original issue discount ("OID") rules, you, as a holder would instead be required to include in your gross income any OID accrued with respect to your allocable share of the debentures whether or not cash was actually distributed to you.

Interest Payment Period and Original Issue Discount

   Under applicable Treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of our conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

   A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have commenced paying dividends on our common stock and intend to continue to do so, and we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures.

   If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" then the debentures would be treated as issued with OID at the time of issuance. However, so long as payments of interest are timely made, the difference will be minimal since actual payments of interest will approximate OID inclusions.

   If we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of such exercise and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. The amount of such includible OID under this scenario would be significant. Consequently, you, as a holder of preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

   The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein.

   Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Market Discount and Acquisition Premium

   Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the preferred securities were sold for money other than to a bond house, broker or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

   Under the circumstances described under "Description of the Preferred Securities--Redemption or Exchange" and "Liquidation Distribution Upon Termination," the debentures may be distributed to holders of preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities. If, however, an event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash.

Disposition of Preferred Securities

   A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includable in the holder's gross income to the date of disposition, and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale. The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures.

   A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

   Congress has considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after, December 31, 2006.

Backup Withholding and Information Reporting

   Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (30.5% for calendar year 2001) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

   The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws and particularly with regard to the tax consequences which vary for investors indifferent tax situations.

                             ERISA CONSIDERATIONS

   Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan. In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. As a result, plans with respect to which we or any of our affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                 UNDERWRITING

   Stifel, Nicolaus & Company, Incorporated, Dain Rauscher Incorporated, and A.G. Edwards & Sons, Inc., are acting as representatives for the underwriters listed below. Subject to the terms and conditions of the underwriting agreement among us, the trust and the underwriters, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, the number of preferred securities listed below opposite their names.

                                              Number of
Underwriters                             Preferred Securities
------------                             --------------------
Stifel, Nicolaus & Company, Incorporated
Dain Rauscher Incorporated..............
A.G. Edwards & Sons, Inc................
                                              ---------
       Total............................      1,600,000
                                              =========

   Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

   The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the
underwriters) at this price, less a concession not in excess of $    per
preferred security. The underwriters may allow, and the selected dealers may
reallow, a concession not in excess of $    per preferred security to certain
brokers and dealers.

   The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 240,000 additional preferred securities at the same price per preferred security as set forth in the table below. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

   If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities, and we will issue and sell to the trust, debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

   The table below shows the price and proceeds on a per preferred security and aggregate basis. The proceeds to be received by the trust, as shown in the table below, do not reflect estimated expenses payable by us. See "Use of Proceeds" on page 21.

                                                                  Total with Exercise
                                        Per Preferred              of Over-Allotment
                                          Security       Total          Option
                                        ------------- ----------- -------------------
Public offering price..................    $25.00     $40,000,000     $46,000,000
Proceeds, before expenses, to the trust    $25.00     $40,000,000     $46,000,000
Underwriting commission................
Net proceeds to the trust..............

   The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities. After the preferred securities are released for sale to the public, the underwriters may, from time to time, change the offering price and other selling terms.

   We and the trust have agreed to indemnify the underwriters against several liabilities, including liabilities under the Securities Act of 1933.

   We have applied to have the preferred securities included in the Nasdaq National Market under the symbol "RBNCP", and trading is expected to commence on or prior to delivery of the preferred securities. The representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on the Nasdaq National Market. However, we cannot assure you as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

   In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

   . the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

   . the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

   . the underwriters may stabilize or maintain the price of the preferred securities by bidding;

   . the underwriters may engage in passive market making transactions; and

   . the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

   The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

   Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

                                 LEGAL MATTERS

   Certain legal matters, including matters relating to federal income tax considerations, for Republic Bancorp Inc. and the trust will be passed upon Miller, Canfield, Paddock and Stone, P.L.C., counsel to Republic Bancorp Inc. and the trust. Certain legal matters will be passed upon for the underwriters by Bryan Cave LLP, St. Louis, Missouri. Miller, Canfield, Paddock and Stone, P.L.C. and Bryan Cave LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

                        WHERE YOU CAN FIND INFORMATION

   This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

   We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

   The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and, although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will file separate reports under the Exchange Act.

   Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                                    EXPERTS

   The consolidated financial statements of Republic Bancorp Inc. appearing in Republic Bancorp Inc.'s annual report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1998, is based in part on the report of PricewaterhouseCoopers LLP, independent accountants. The consolidated statements of income, shareholders' equity, and cash flows of D&N Financial Corporation for the year ended December 31, 1998, not presented separately in Republic Bancorp Inc.'s annual report (Form 10-K) for the year ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE

   We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 22, 2001, our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, filed with the SEC on May 15, 2001, our Quarterly Report on Form 10-Q for the six months ended June 30, 2001, filed with the SEC on August 14, 2001, our Current Report on Form 8-K dated April 20, 2001, filed with the SEC on April 20, 2001, and our Current Report on Form 8-K dated June 29, 2001, filed with the SEC on July 9, 2001.

   We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

   You may request, and we will provide, a copy of these filings at no cost by contacting Kristine D. Brenner, our Director of Financial Reporting and Investor Relations, at the following address and phone number:

                               Republic Bancorp Inc.
                               1070 East Main Street
                               Owosso, Michigan 48867
                               (989) 725-7004

================================================================================

                               TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary..........................   3
Selected Consolidated Financial Data........  10
Risk Factors................................  13
Special Note Regarding Forward-Looking
  Statements................................  20
Use of Proceeds.............................  21
Capitalization..............................  22
Accounting Treatment........................  23
Description of the Trust....................  24
Description of the Preferred Securities.....  25
Description of the Debentures...............  37
Book-Entry Issuance.........................  45
Description of the Guarantee................  47
Relationship Among the Preferred Securities,
  the Debentures and the Guarantee..........  50
Federal Income Tax Consequences.............  52
ERISA Considerations........................  55
Underwriting................................  56
Legal Matters...............................  58
Where You Can Find More Information.........  59
Experts.....................................  59
Documents Incorporated by Reference.........  59

                               -----------------

 . You should only rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

 . We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 . You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

 . This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.

                        1,600,000 Preferred Securities

                           Republic Capital Trust I

                              % Cumulative Trust
                             Preferred Securities

                          (Liquidation Amount $25 per
                              Preferred Security)

                    Fully, irrevocably and unconditionally
                    guaranteed on a subordinated basis, as
                       described in this prospectus, by

                         [LOGO] Republic Bancorp, Inc.


                               -----------------

                                  $40,000,000
                           % Subordinated Debentures
                                      of

                             REPUBLIC BANCORP INC.

                               -----------------
                                  Prospectus
                                    , 2001

                               -----------------

                          Stifel, Nicolaus & Company
                                 Incorporated

                             Dain Rauscher Wessels

                           A.G. Edwards & Sons, Inc.

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

     The estimated fees and expenses incurred by the Registrant in connection with the sale and distribution of the securities being registered are as follows:

Securities and Exchange Commission registration fee...............  $   11,500
National Association of Securities Dealers, Inc. filing fee ......       5,100
Nasdaq National Market listing fee ...............................      34,000
Printing and mailing expenses ....................................      30,000
Legal fees and expenses of counsel for the registrant ............      60,000
Accounting fees and expenses .....................................      60,000
Blue sky fees and expenses .......................................       5,000
Transfer agent fees ..............................................       8,000
Trustee fees and expenses ........................................      10,000
Miscellaneous ....................................................       1,400
                                                                    ----------
Total ............................................................  $  225,000
                                                                    ==========

Item 15.  Indemnification of Directors and Officers.

     The Michigan Business Corporation Act, as amended ("MBCA"), provides that a Michigan corporation, such as Republic Bancorp Inc., may indemnify a director, officer, employee or agent of the corporation (an "Indemnitee") against the Indemnitee's expenses and judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) involving the Indemnitee by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the corporation, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interest of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also provides that in derivative actions, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses actually and reasonably incurred by the Indemnitee to the extent that the Indemnitee is successful on the merits or otherwise in any such action, suit or proceeding or in the defense of any claim, issue or matter therein. Under the MBCA, no indemnification shall be made with respect to any claim, issue or matter as to which an Indemnitee shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The MBCA also generally permits the advancement of reasonable expenses and empowers the corporation to purchase and maintain directors' and officers' insurance.

     Article VIII of the First Restated Articles of Incorporation of Republic Bancorp contains provisions authorizing indemnification of directors, officers, employees and agents of Republic Bancorp that are substantially similar to those set forth in the MBCA and authorizes Republic Bancorp to purchase directors' and officers' insurance. Article X of the By-laws of Republic Bancorp contains provisions authorizing indemnification of directors, officers, employees and agents of Republic Bancorp to the fullest extent authorized or permitted by the MBCA and authorizes Republic Bancorp to purchase directors' and officers' insurance.

     Section 209 of the MBCA provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 551(1) of the MBCA (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock and loans to a director, officer, or employee of the corporation or of a subsidiary of the corporation), (iv) for any transaction from which the director derived an improper personal benefit or (v) for an act or omission occurring prior to the date such a provision becomes effective. Article IX of Republic Bancorp's Articles of Incorporation includes such a provision.

     Republic Bancorp has entered into individual indemnity agreements with certain of its officers and directors whereby Republic Bancorp will indemnify each of its officers and directors for any amount which they may be obligated to pay because of any claim made against them because of any omission or neglect or breach of duty, including any actual or alleged error or misstatements or misleading statement, committed or suffered when acting in their capacities as officers, directors, employees and agents of Republic Bancorp, its subsidiaries and certain other enterprises.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Republic Bancorp pursuant to the provisions described in this Item 15 or otherwise, Republic Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Republic Bancorp of expenses incurred or paid by a director, officer or controlling person of Republic Bancorp in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Republic Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Pursuant to the underwriting agreement, a form of which is filed as Exhibit
(1) to this registration statement, the underwriters have agreed to indemnify, under certain conditions, the directors, officers and controlling persons of Republic Bancorp against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933.

Item 16.  Exhibits

     Exhibit Number           Description
     --------------           -----------

         (1) Form of underwriting agreement for the trust preferred securities.*

     (3)(a)/(4)(a)            Second Restated Articles of Incorporation of
                              Republic Bancorp (incorporated by reference to Exhibit 3.1 of Republic Bancorp Inc.'s Current
                              Report on Form 8-K dated May 17, 1999 filed with the Securities and Exchange Commission on May 28,
                              1999 (file no. 0-15734)).

          Exhibit Number            Description
          --------------            -----------

          (3)(b)/(4)(b)             By-laws, as amended, of Republic Bancorp
                                    Inc. (incorporated by reference to Exhibit
                                    3.2 of Republic Bancorp Inc.'s Current
                                    Report on Form 8-K dated May 17, 1999 filed with the Securities and Exchange Commission on May 28, 1999 (file no. 0-15734)).

              (4)(c) Debenture Purchase Agreement dated as of January 29, 1996, between Republic Bancorp Inc. and American United Life Insurance, State Life Insurance Co., Mutual of America Life Insurance Co., GNA, Mega Life & Health Insurance Co. and Provident Mutual Life Insurance Company, related to 6.75% Senior Debentures due January 15, 2001 and 6.95% Senior Debentures due January 15, 2003 (incorporated by reference to Exhibit (4)(c) of Republic Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission on March 29, 1996 (file no. 0-5734)).

              (4)(d) Revolving Credit Agreement dated as of December 29, 2000 between Republic Bancorp Inc. and Firstar Bank, National Association (incorporated by reference to Exhibit (4)(e) of Republic Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 22, 2001 (file no. 0-15734)).

              (4)(e) Form of Indenture by and between Republic Bancorp Inc. and Wilmington Trust Company.*

              (4)(f) Form of Subordinated Debenture (included as an exhibit to Exhibit (4)(e)).*

              (4)(g)                Certificate of Trust.*

              (4)(h)                Trust Agreement.*

              (4)(i)                Form of Amended and Restated Trust
                                    Agreement.*

              (4)(j) Form of Trust Preferred Securities Certificate (included as an exhibit to Exhibit (4)(i)).*

              (4)(k)                Form of Agreement of Expense and
                                    Liabilities.*

              (4)(l)                Form of Trust Preferred Securities Guarantee
                                    Agreement.*

              (5)(a) Form of opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to the legality of the securities being registered.*

              (5)(b)                Form of opinion of Richard, Layton & Finger,
                                    P.A.*

          Exhibit Number      Description
          --------------      -----------

               (8) Form of opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to certain tax matters.*

               (11) No statement is required to be filed because the computations can be clearly determined from the materials contained in the registration statement.

               (12) Calculations of ratios of earnings to fixed charges.*

               (21)           List of subsidiaries of Republic Bancorp Inc.*

             (23)(a) Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in Exhibit 5(a)).*

             (23)(b) Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in Exhibit 8).*

             (23)(c)          Consent of Richard, Layton & Finger, P.A.
                              (included in Exhibit 5(b)).*

             (23)(d) Consent of Ernst & Young LLP, independent auditors.*

             (23)(e) Consent of PricewaterhouseCoopers LLP, independent auditors.*

               (24) Powers of Attorney (included as part of signature pages).

             (25)(a) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.*

             (25)(b) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.*

             (25)(c) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.*


               (99) Report of PricewaterhouseCoopers LLP, independent auditors (incorporated by reference to Exhibit
                              (99) of Republic Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 22, 2001 (file no. 0-15734)).

______________________________

*        Filed herewith.

Item 17.  Undertakings.

         The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of such registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Republic Bancorp pursuant to the provisions described in Item 16 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrants hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         The undersigned registrants hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Republic Bancorp pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Republic Bancorp Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owosso, State of Michigan, on the 21st day of September, 2001.

                                            REPUBLIC BANCORP INC.



                                            By /s/ Dana M. Cluckey
                                               --------------------------------
                                                Name:   Dana M. Cluckey
                                                Title:  President and
                                                        Chief Executive Officer





     Pursuant to the requirements of the Securities Act of 1933, as amended, Republic Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owosso, State of Michigan, on the 21st day of September, 2001.

                                            REPUBLIC CAPITAL TRUST I


                                            By:  /s/ Dana M. Cluckey
                                               -------------------------------
                                                 Name:  Dana M. Cluckey
                                                 Its:   Trustee


                                            By:  /s/ Thomas F. Menacher
                                               -------------------------------
                                                 Name:  Thomas F. Menacher
                                                 Its:   Trustee


                                            By:  /s/ Travis Jones
                                               -------------------------------
                                                 Name:  Travis Jones
                                                 Its:   Trustee

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     By signing below, each of the undersigned does hereby severally constitute and appoint Jerry D. Campbell, Dana M. Cluckey, Thomas F. Menacher and Travis Jones, and each and every one of them, his true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (both pre-effective amendments and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each and every one of them, full power and authority to do and perform each and every act and things requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                    Title                            Date
---------                    -----                            ----

                             President and
 /s/ Dana M. Cluckey         Chief Executive Officer
--------------------------   (Principal Executive             September 21, 2001
Dana M. Cluckey              Officer)

                             Executive Vice President,
                             Treasurer and Chief
                             Financial Officer
 /s/ Thomas F. Menacher      (Principal Financial Officer
--------------------------   and Principal Accounting         September 21, 2001
Thomas F. Menacher           Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     By signing below, each of the undersigned does hereby severally constitute and appoint Jerry D. Campbell, Dana M. Cluckey, Thomas F. Menacher and Travis Jones, and each and every one of them, his true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (both pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each and every one of them, full power and authority to do and perform each and every act and things requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                        [SIGNATURES APPEAR ON NEXT PAGE]

Signature                         Title                       Date
---------                         -----                       ----


/s/ George J. Butvilas            Director                    September 21, 2001
-----------------------------
George J. Butvilas

/s/ Jerry D. Campbell             Director and                September 21, 2001
-----------------------------     Chairman of the Board
Jerry D. Campbell

/s/ Mary P. Cauley                Director                    September 21, 2001
-----------------------------
Mary P. Cauley

/s/ Dana M. Cluckey               Director, President and     September 21, 2001
-----------------------------     Chief Executive Officer
Dana M. Cluckey

/s/ Richard J. Cramer, Sr.        Director                    September 21, 2001
-----------------------------
Richard J. Cramer, Sr.

/s/ George A. Eastman             Director                    September 21, 2001
-----------------------------
George A. Eastman

/s/ Howard J. Hulsman             Director                    September 21, 2001
-----------------------------
Howard J. Hulsman

/s/ Gary Hurand                   Director                    September 21, 2001
-----------------------------
Gary Hurand

/s/ Dennis J. Ibold               Director                    September 21, 2001
-----------------------------
Dennis J. Ibold

/s/ Stanley A. Jacobson           Director                    September 21, 2001
-----------------------------
Stanley A. Jacobson

/s/ John J. Lennon                Director                    September 21, 2001
-----------------------------
John J. Lennon

/s/ Sam H. McGoun                 Director                    September 21, 2001
-----------------------------
Sam H. McGoun

/s/ Kelly E. Miller               Director                    September 21, 2001
-----------------------------
Kelly E. Miller

/s/ Joe D. Pentecost              Director                    September 21, 2001
-----------------------------
Joe D. Pentecost

/s/ Randolph P. Piper             Director                    September 21, 2001
-----------------------------
Randolph P. Piper

/s/ Isaac J. Powell               Director                    September 21, 2001
-----------------------------
Isaac J. Powell

/s/ B. Thomas M. Smith, Jr.           Director            September 21, 2001
-----------------------------
B. Thomas M. Smith, Jr.


/s/ Jeoffrey K. Stross                Director            September 21, 2001
-----------------------------
Jeoffrey K. Stross


/s/ Peter Van Pelt                    Director            September 21, 2001
-----------------------------
Peter Van Pelt


/s/ Steven E. Zack                    Director            September 21, 2001
-----------------------------
Steven E. Zack

                                  EXHIBIT INDEX

    Exhibit Number      Description
    --------------      -----------

         (1) Form of underwriting agreement for the trust preferred securities.*

    (3)(a)/(4)(a)       Second Restated Articles of Incorporation of Republic
                        Bancorp (incorporated by reference to Exhibit 3.1 of Republic Bancorp Inc.'s Current Report on Form 8-K dated
                        May 17, 1999 filed with the Securities and Exchange
                        Commission on May 28, 1999 (file no. 0-15734)).

    (3)(b)/(4)(b)       By-laws, as amended, of Republic Bancorp Inc.
                        (incorporated by reference to Exhibit 3.2 of Republic
                        Bancorp Inc.'s Current Report on Form 8-K dated May 17,
                        1999 filed with the Securities and Exchange Commission on May 28, 1999 (file no. 0-15734)).

        (4)(c) Debenture Purchase Agreement dated as of January 29, 1996, between Republic Bancorp Inc. and American United Life Insurance, State Life Insurance Co., Mutual of America Life Insurance Co., GNA, Mega Life & Health Insurance Co. and Provident Mutual Life Insurance Company, related to 6.75% Senior Debentures due January 15, 2001 and 6.95% Senior Debentures due January 15, 2003 (incorporated by reference to Exhibit (4)(c) of Republic Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission on March 29, 1996 (file no. 0-15734)).

        (4)(d) Revolving Credit Agreement dated as of December 29, 2000 between Republic Bancorp Inc. and Firstar Bank, National Association (incorporated by reference to Exhibit (4)(e) of Republic Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 22, 2001 (file no. 0-15734)).

        (4)(e)          Form of Indenture by and between Republic Bancorp Inc.
                        and Wilmington Trust Company.*

        (4)(f) Form of Subordinated Debenture (included as an exhibit to Exhibit (4)(e)).*

        (4)(g)          Certificate of Trust.*

        (4)(h)          Trust Agreement.*

        (4)(i)          Form of Amended and Restated Trust Agreement.*

        (4)(j) Form of Trust Preferred Securities Certificate (included as an exhibit to Exhibit (4)(i)).*

    Exhibit Number      Description
    --------------      -----------

        (4)(k)          Form of Agreement of Expense and Liabilities.*

        (4)(l)          Form of Trust Preferred Securities Guarantee Agreement.*

        (5)(a) Form of opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to the legality of the securities being registered.*

        (5)(b)          Form of opinion of Richard, Layton & Finger, P.A.*

         (8) Form of opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to certain tax matters.*

         (11) No statement is required to be filed because the computations can be clearly determined from the materials contained in the registration statement.

         (12)           Calculations of ratios of earnings to fixed charges.*

         (21)           List of subsidiaries of Republic Bancorp Inc.*

       (23)(a)          Consent of Miller, Canfield, Paddock and Stone, P.L.C.
                        (included in Exhibit 5(a)).*

       (23)(b)          Consent of Miller, Canfield, Paddock and Stone, P.L.C.
                        (included in Exhibit 8).*

       (23)(c)          Consent of Richard, Layton & Finger, P.A. (included in
                        Exhibit 5(b)).*

       (23)(d)          Consent of Ernst & Young LLP, independent auditors.*

       (23)(e) Consent of PricewaterhouseCoopers LLP, independent auditors.*

         (24) Powers of Attorney (included as part of signature pages).

       (25)(a) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.*

       (25)(b) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.*

       (25)(c) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.*

       (99) Report of PricewaterhouseCoopers LLP, independent auditors (incorporated by reference to Exhibit (99) of Republic Bancorp Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 22, 2001 (file no. 0-15734)).


______________________
*Filed herewith.